As filed with the Securities and Exchange Commission on November 24, 1998

                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    Form S-3
                        Registration Statement Under the
                             Securities Act of 1933

                                ---------------

                              TERA COMPUTER COMPANY
             (Exact name of registrant as specified in its charter)

                                ---------------

           WASHINGTON                                           93-0962605
  (State or other jurisdiction                                (IRS Employer
of incorporation or organization)                           Identification No.)

                            2815 Eastlake Avenue East
                             Seattle, WA 98102-3027
                           (206) 325-0800 (telephone)
                           (206) 323-1318 (facsimile)
       (Address, including zip code, and telephone and facsimile numbers, including area code, of principal executive offices)

                                ---------------

                   Kenneth W. Johnson, Chief Financial Officer
                              Tera Computer Company
                              2815 Eastlake Avenue
                             Seattle, WA 98102-3027
                           (206) 490-2000 (telephone)
                           (206) 323-1318 (facsimile)
                       (Name, address, including zip code,
               and telephone and facsimile numbers, including area
                           code, of agent for service)

                                    Copy to:
                               Christopher J. Voss
                                 Stoel Rives LLP
                          One Union Square, 36th Floor
                             Seattle, WA 98101-3197
                           (206) 624-0900 (telephone)
                           (206) 386-7500 (facsimile)

        Approximate date of commencement of proposed sale to the public:
      From time to time after this registration statement becomes effective

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================
Title of Each         Amount                Proposed Maximum           Proposed Maximum          Amount of
Class of Securities   to be                 Offering Price Per         Aggregate Offering        Registration
Registered            Registered (1)        Share(2)                   Price (2)                 Fee
--------------------  --------------        ----------------------     ----------------------    -------------
Common Stock,         1,472,794 shares      $7.1875                    $11,368,128               $3,160
$.01 par value
==============================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of Common Stock as may be issuable upon exercise of the Common Stock purchase warrants described herein pursuant to the provisions thereof regarding adjustment for stock dividends, stock splits or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS, Subject to Completion, dated November 24, 1998

                        1,472,794 Shares of Common Stock

                              TERA COMPUTER COMPANY
                            2815 Eastlake Avenue East
                             Seattle, WA 98102-3027
                                  206-490-2000

THE COMPANY

     Tera Computer Company, formed in 1987, designs, develops and markets high performance general purpose parallel computer systems. Tera's common stock is listed on the NASDAQ National Market System under the trading symbol TERA.

THIS PROSPECTUS

     In this Prospectus, Advantage Fund II Ltd. and Koch Industries, Inc. (collectively, the "Selling Shareholders") are offering to sell shares of Tera's common stock that the Selling Shareholders have acquired from Tera and in the future may acquire from Tera upon exercise of warrants to purchase common stock and as "Adjustment Shares" (as described below).

     The exact number of shares of common stock that the Selling Shareholders will offer to sell cannot yet be determined because of certain adjustments that may be made to the number of shares issued to the Selling Shareholders under the subscription agreement pursuant to which the Selling Shareholders first acquired their shares from Tera. The additional shares that Tera may be required to issue under the subscription agreement are referred to as the "Adjustment Shares" in this Prospectus.

THE OFFERING

     The Selling Shareholders may offer to sell the shares to the public at prices computed as follows:

     o    fixed prices;
     o    then-current market prices;
     o    prices computed with formulas based on then-current market prices; or
     o    negotiated prices.

     Tera will not receive any proceeds from the sale of the shares. The Selling Shareholders may engage a broker or dealer to sell the shares, and such broker or dealer, or the Selling Shareholders, may be deemed to be an underwriter and may receive commissions or other discounts for the sale of the shares.

On November 23, 1998, the closing price for Tera's common stock was $7.50.

                                ---------------

         This investment involves a high degree of risk. You should purchase the shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4 before purchasing the shares.

                                ---------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------

                   The date of this Prospectus is _____, 1998.

--------------------------------------------------------------------------------
Prospective investors may rely only on information contained in this Prospectus. Neither Tera nor the Selling Shareholders have authorized any person to provide prospective investors with information different from that contained in this Prospectus. This Prospectus is not an offering in any jurisdiction where such offering is not permitted. The information contained in this Prospectus is correct only as of the date of the Prospectus, regardless of the time of the delivery of this Prospectus or any sale of the shares.
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS


     Section                                                                Page
     -------                                                                ----
     The Company ...........................................................   3
     Incorporation of Certain Documents by Reference .......................   3
     Available Information .................................................   4
     Risk Factors ..........................................................   5
     Capitalization ........................................................  12
     Selling Shareholders ..................................................  13
     Plan of Distribution ..................................................  15
     Experts ...............................................................  16
     Limitation of Liability and Indemnification ...........................  16



                Special Note Regarding Forward-Looking Statements

     Some of the statements contained in this Prospectus discuss future expectations, contain projections or results of operations or financial condition or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ from those contemplated by the statements and, therefore, these statements are not guarantees of Tera's future performance.

                                   THE COMPANY

     The Company designs, develops and markets high performance general purpose parallel computer systems. The Company's Multithreaded Architecture System ("MTA system") addresses a wide range of scientific and engineering applications, such as simulation and visualization of complex mechanical and biochemical systems. In addition, the MTA system is suited for emerging commercial applications, such as computer-aided design and visualization, information-on-demand and database mining. The Company believes that its MTA system represents a significant breakthrough in high performance computing that will enable the Company to offer systems with several times the price/performance of currently available commercial high performance computer systems. Typical MTA system configurations are expected to sell for between $5 million and $40 million.

     In December 1997, the Company installed a single processor MTA system at the San Diego Supercomputer Center ("SDSC"). In April 1998, the Company upgraded that system to a two-processor MTA system and recognized its first revenue from system sales in the 1998 second fiscal quarter. The Company plans to upgrade the MTA system at SDSC in stages to larger configurations as it receives production printed circuit boards, packaged integrated circuits and other components from its vendors which are then integrated into a commercially acceptable system. See "Risk Factors - Manufacturing Risks; Reliance On and Capacity Of Third Party Sole Source Suppliers."

     The Company was incorporated in Washington in December 1987. The Company's principal executive offices are located at 2815 Eastlake Avenue East, Seattle, Washington 98102-3027, and its telephone number is (206) 490-2000.

                                ---------------

     "Tera" and "MTA" are trademarks of the Company. This Prospectus also contains and incorporates trademarks of other companies.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Prospectus by reference:

     (a) The Company's Annual Report on Form 10-K/A for the year ended December 31, 1997;

     (b) The Company's Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 1998 and June 30, 1998, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

     (c) The Company's Current Reports on Form 8-K, filed on January 7, 1998, January 22, 1998, October 8, 1998 and November 19, 1998; and

     (d) The description of the Company's common stock contained in the Company's Registration Statement on Form SB-2 (Registration No. 33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in the Company's Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A filed by the Company.

         All reports and other documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                              AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the shares, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Copies of such documents may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

     The Company's common stock is registered with the Commission under Section 12(g) of the Exchange Act and, in accordance therewith, the Company files reports, proxy statements, and other information with the Commission. Such filings can be inspected and copied at the Commission's public reference rooms at the above-referenced addresses, at prescribed rates, or from the Commission's Website at "http://www.sec.gov."

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of any such person, a copy of any or all of the incorporated documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests shall be directed to Tera Computer Company, 2815 Eastlake Avenue East, Seattle, WA 98102-3027, Attention: Chief Financial Officer (telephone number (206) 490-2000). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the incorporated documents.

                                  RISK FACTORS

--------------------------------------------------------------------------------
     You should carefully consider the following factors and other information in this Prospectus before deciding to invest in shares of Tera's common stock. You should not purchase any of the shares unless you can afford a complete loss of your investment.
--------------------------------------------------------------------------------


History of Losses

     The Company had an accumulated net loss from operations of approximately $58.8 million as of September 30, 1998, and has transitioned from a development stage enterprise to a production company. The Company has experienced net losses in each year of operations and expects to incur substantial further losses until it makes additional sales on a regular basis, and possibly thereafter.

In April 1998, the Company recognized its first revenue from the sale of an MTA system; through September 30, 1998, the Company had not generated any net earnings. Although the Company has installed a two-processor MTA system at the San Diego Supercomputer Center, it is dependent on third-party vendors to provide production printed circuit boards, packaged integrated circuits, flex circuits and other necessary components in order to enlarge that system. Whether the Company will achieve further revenue, or any earnings, will depend upon a number of factors, including the following:

o    its ability to manufacture the MTA system in commercial quantities;
o    its ability to achieve broad market acceptance of the MTA system;
o    the level of revenue in any given period;
o    the terms and conditions of sale or lease for an MTA system;
o    the MTA system model or models sold; and
o    the Company's expense levels and manufacturing costs.

There can be no assurance that the Company will be successful in delivering and receiving payments for any additional production MTA systems, or that it will be able to generate additional sales or achieve a profitable level of operations in the future. See "Business-Markets and Applications" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1997 Annual Report on Form 10-K/A (the "1997 10-K/A").

Development Status of the MTA System

     The development of a new very high performance computer system is a lengthy and technically challenging process and requires a significant investment of capital and other resources. Several companies in this market have experienced extreme financial difficulty in the 1990s, including Thinking Machines Corporation, Cray Computer Corporation, Kendall Square Research Corporation and Supercomputer Systems, Inc.

     Since its inception through September 30, 1998, the Company has spent approximately $63.4 million to design and develop the MTA system. The Company's software and hardware development effort has included the following designs:

Hardware                          Software
--------                          --------

integrated circuits               compilers

packaging and cooling             operating system
systems

at-speed testing                  input-output technology
equipment


The Company only recently has begun to integrate multiple resource modules into commercially configured systems. Modifications to the hardware components, software and the integrated system still may be required. Development of system software is a difficult process, and the Company may not be able to meet all of the technical challenges required to integrate and complete MTA systems that satisfy internal performance specifications and are commercially acceptable. Additional delays in completing the various hardware components or software, or in integrating the full system, would materially and adversely affect the Company's business and results of operations. Even if the Company is successful in completing a commercially configured MTA system, the Company's products may not be commercially successful. See "Business-Markets and Applications" and "-Competition" in the 1997 10-K/A.

Manufacturing Risks; Reliance On and Capacity Of Third Party Sole Source
Suppliers

     The Company subcontracts the manufacture of substantially all of its hardware components, including integrated circuits, printed circuit boards, flex circuits and power supplies, on a sole or limited source basis to third party suppliers. The manufacture of these components, and in particular the integrated circuits, is a difficult and complex process. Factors such as minute impurities, difficulties in the fabrication process, or defects in the masks used to print circuits on wafers can cause a substantial percentage of wafers to be rejected or partially non-functional. For these and other reasons, the Company's suppliers have previously experienced, and may in the future again experience, problems in manufacturing the components to the Company's design and quantity specifications. When the Company has experienced such manufacturing problems in the past, it has been forced to redesign certain components for manufacture by alternative suppliers. This redesigning was costly and caused delays in the fabrication of the Company's prototype and delivery of its initial multi-processor MTA system. There can be no assurance that these suppliers will in the future be able to manufacture the components to the Company's design and quantity specifications. Future manufacturing difficulties or limitations of the suppliers could result in:

o substantial delays in the delivery of necessary hardware components to the Company;
o a material and adverse affect on the Company's ability to complete and deliver production models of the MTA system;
o a limitation on the number of MTA systems that can be produced using such components to fill existing and future orders;
o unacceptably high prices for those components, with a resulting loss of profitability or loss of competitiveness for the Company's products; and
o    increased demands upon the Company's financial resources.

     Absent improved yields, increased production capacity or a reallocation of such suppliers' output to meet the Company's needs, the Company may be unable to obtain a sufficient quantity of suitable components to meet future production and delivery schedules.

     The Company is exposed to these additional risks based on its reliance on third party suppliers:

o some of the Company's key suppliers are small companies with limited financial and other resources, and consequently may be more likely to experience financial difficulties than larger, well established companies;
o any or all of the Company's suppliers may make strategic changes in their product lines, which may result in the delay or suspension of manufacture of the Company's components or systems;
o if a reduction or interruption of supply of the Company's components occurred, it could take the Company a considerable period of time to identify and qualify alternative suppliers to redesign its products as necessary and recommence manufacture; and
o if the Company were ever unable to locate a supplier for its components, it would be unable to produce and deliver its products, which would materially and adversely affect the Company's business and results of operations.

Future Capital Needs

     During 1998 and 1999, the Company's working capital needs will depend primarily upon the following:

o personnel costs (research and development, customer service, sales and marketing and administration);
o    the cost of inventory;
o    manufacturing costs (capital expenditures, equipment leases);
o    financing associated with the production and sale of MTA systems; and
o research and development expenses related to future implementations of the MTA systems.

     The Company has experienced delays in the development of particular components of the MTA system that have increased the need for working capital, and the Company could experience significant additional delays in the manufacturing process that could further substantially increase the Company's need for working capital. If the Company were not to receive revenue from the sale of MTA systems, it likely would be required to engage in additional financings in order to continue current levels of business operations. The Company may raise additional equity capital in 1998 and 1999, even if revenues are received from the sale of MTA systems when anticipated, in order to enhance its financial position for future operations. Additional financings may not be available to the Company when needed or, if available, may not be available on satisfactory terms or may be dilutive to the Company's shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" in the 1997 10-K/A and Form 10-Q for the Quarter Ended September 30, 1998.

Government Funding

     The Company will initially target U.S. and foreign government agencies and research laboratories for its sales. These entities make up more than 50% of the market for very high performance computer systems. The U.S. government historically has facilitated the development of, and has constituted a market for, new and enhanced very high performance computer systems. If the U.S. government or foreign governments were to reduce or delay funding of certain high technology programs employing high performance computing, then one of the Company's target markets would be adversely affected. The inability of U.S. and foreign government agencies to procure additional very high performance computer systems, due to lack of funding or for any other reason, would materially and adversely affect the Company's business, results of operations and need for capital.

Export Regulation

     The U.S. government regulates the export of high performance computing systems such as the anticipated MTA system. The Company's prospects for growth will depend in part on its ability to obtain export licenses for the sale of the MTA systems to foreign buyers, but there is no assurance that the U.S. government will grant any such licenses. Delay or denial in granting such licenses could materially and adversely affect the Company's business and results of operations.

Marketing Risks

     Most of the Company's potential customers already own or lease very high performance computer systems. Some of the Company's competitors may offer trade-in allowances or substantial discounts to potential customers, and the Company may not be able to match such sales incentives. The Company may be required to provide discounts to make sales or be required to finance the leasing of its products, which would result in a deferral of the Company's receipt of cash for such systems. These developments could materially and adversely affect the Company's business and results of operations.

     In order to expand its market beyond the very high performance scientific market, and particularly beyond government agencies and research laboratories, to engineering and other commercial markets, the Company must be able to attract independent software vendors to port their software application programs so that they will run on the MTA system. The Company also plans to modify and port third-party software applications to the MTA system to facilitate the expansion of its potential markets. There can be no assurance that the Company will be able to induce independent software vendors to port their applications, or that the Company will successfully port third-party applications to the MTA system, and the failure to do so could materially and adversely affect the Company's business and results of operations.

Management of Growth; Dependence on Key Personnel

     If the Company is successful in manufacturing and marketing the MTA system, the Company believes it could undergo a period of rapid growth that could place a significant strain on its management, financial and other resources. The Company's ability to manage its growth will require it:

o    to continue to improve its operational and financial systems;
o    to motivate and effectively manage its employees;
o    to implement new financial, budgeting and management information systems;
     and
o    to enhance internal control systems.

     The Company's success will depend on management's ability to make these changes and to manage the Company's operations effectively over the long term.

     The Company's success also will depend in large part upon its ability:

o    to attract and retain highly skilled technical personnel;
o    to provide technological depth and support;
o    to complete and enhance its first products;
o    to develop new products; and
o    to attract and retain marketing and sales personnel.

Competition for highly skilled management, technical, marketing and sales personnel is intense. The Company may not succeed in attracting and retaining such personnel, and its failure to do so would materially and adversely affect the Company's business and results of operations.

     The Company is dependent on Burton J. Smith, the Company's Chairman of the Board and Chief Scientist, and James E. Rottsolk, the Company's Chief Executive Officer. The loss of either officer's services could have a material impact on the ability of the Company to achieve its business objectives. The Company has key man life insurance policies on the lives of Messrs. Smith and Rottsolk in the amount of $2 million and $1 million, respectively. The Company has no employment contracts with either Mr. Smith or Mr. Rottsolk or with any other employee.

Quarterly Performance May Vary Significantly

     If the Company is able to attain broad market acceptance of the MTA system, one or a few system sales may account for a substantial percentage of the Company's quarterly and annual revenue. This is due to the anticipated high average sales price of the MTA system models and the timing of purchase orders and product acceptances. Because a number of the Company's prospective customers receive funding from the U.S. or foreign governments, the timing of orders from such customers may be subject to the appropriation and funding schedules of the relevant government agencies. The timing of orders and shipments also could be affected by other events outside the control of the Company such as:

o    changes in levels of customer capital spending;
o    the introduction or announcement of competitive products;
o    the availability of components; or
o    currency fluctuations and international conflicts or economic crises.

Because of these factors, revenue, expenses, net income or loss and cash flow are likely to fluctuate significantly from quarter to quarter.

Rapid Technological Change and New Products

     Rapidly changing technology, accelerated product obsolescence and rapidly changing industry standards characterize the Company's market. The Company's success will depend upon its ability to complete development of the MTA system and to introduce new products and features in a timely manner to meet evolving customer requirements. The Company may not succeed in these efforts. The Company's business and results of operations will be materially and adversely affected if the Company incurs delays in developing its products or if such products do not gain broad market acceptance. In addition, products or technologies developed by others may render the Company's products or technologies noncompetitive or obsolete. See "Business-High Performance Computer Industry" and "-Competition" in the 1997 10-K/A.

Competition

     The Company's competitors can be divided into two general categories: established companies that are well-known in the high performance computer market and new entrants capitalizing on developments in parallel processing and increased computer performance through networking.

     The high performance computer market is highly competitive and has been dominated by Cray Research Inc., a subsidiary of Silicon Graphics, Inc. Other participants in the market include IBM Corporation and Japanese companies such as NEC Corporation, Fujitsu, Ltd., and Hitachi, Ltd. Each of these competitors has broader product lines and substantially greater research, engineering, manufacturing, marketing and financial resources than the Company.

     A number of companies have developed or plan to develop massively parallel systems for the high performance computer market. To date, this kind of system architecture has been limited in applicability and difficult to program, but a breakthrough in architecture or software technology could change this situation. Such a breakthrough may occur and would materially and adversely affect the Company's business and results of operations.

     The performance of the MTA system may not be competitive with the computer systems offered by the Company's competitors, and the Company may not compete successfully over time against new entrants or innovative competitors at the lower end of the market. Furthermore, periodic announcements by the Company's competitors of new high performance computer systems and price adjustments may materially and adversely affect the Company's business and results of operations. See "Business-Technology" and "-Competition" in the 1997 10-K/A.

Proprietary Rights

     The Company relies on a combination of copyright and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce its proprietary rights. In addition, the Company has several patent applications pending and expects to file additional patent applications in the future. There can be no assurance, however, that patents will be issued from the pending applications or that any issued patent will protect adequately those aspects of the Company's technology to which any such patents will relate. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will succeed in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.

     Although the Company is not a party to any present litigation regarding proprietary rights, third parties may assert intellectual property claims against the Company in the future. Such claims, if proved, could materially and adversely affect the Company's business and results of operations. In addition, even meritless claims require management attention and expense to the Company that could materially and adversely affect the Company's business and results of operations. See "Business-Intellectual Property" in the 1997 10-K/A.

     The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights vigorously, there can be no assurance that these efforts will succeed.

Shares Eligible for Future Sale

     Sale of substantial amounts of the Company's common stock in the public market or the prospect of such sales could materially and adversely affect the market price of the common stock. As of November 15, 1998, the Company had outstanding:

o    13,497,107 shares of common stock;
o 1,785 shares of Series A Convertible Preferred Stock convertible into an indeterminate number of shares of common stock;
o 6,000 shares of Series B Convertible Preferred Stock convertible into an indeterminate number of shares of common stock; and
o privately placed warrants to purchase another 1,032,600 shares of common stock.

Almost all of the Company's outstanding shares of common stock may be sold without substantial restrictions. In addition, as November 15, 1998, the Company had granted options under its option plans to purchase an aggregate of 2,637,844 shares of common stock. All of the shares purchased under the option plans are available for sale in the public market, subject in some cases to volume and other limitations.

     Sales in the public market of substantial amounts of common stock, including sales of common stock issuable upon conversion of the preferred stock or the exercise of the privately placed warrants, could depress prevailing market prices for the common stock. Even the perception that such sales could occur may impact market prices.

     The existence of the preferred stock and the privately placed warrants and the possibility of the issuance of Adjustment Shares may prove to be a hindrance to future equity financing by the Company. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Such factors could materially and adversely affect the Company's ability to meet its capital needs.

Possible Volatility of Stock Price

     The trading price of the Company's common stock could be subject to significant fluctuations in response to:

o    variations in quarterly operating results;
o    changes in analysts' estimates;
o announcements of technological innovations by the Company or its competitors;
o general conditions in the very high performance computer industry; and other factors.

In addition, the stock market is subject to price and volume fluctuations that particularly affect the market prices for small capitalization, high technology companies. These fluctuations are often unrelated to their operating performance.

Possible Illiquidity of Trading Market

     The Company's common stock is quoted on the Nasdaq National Market (the "National Market"). In order to remain listed on the National Market, the Company must meet Nasdaq's listing maintenance standards. If the Company continues to experience losses from operations, the price of the Company's common stock falls below minimum price levels for an extended period, or the Company is unable to continue to meet Nasdaq's standards for any other reason, the common stock could be delisted from the National Market.

     If the common stock is delisted, the Company likely will seek to list the common stock on the Nasdaq SmallCap Market or for quotation on the American Stock Exchange or a regional stock exchange. However, listing or quotation on such market or exchange could reduce the liquidity of the market for the common stock.

     If the common stock were not listed or quoted on another market or exchange, trading of the common stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the common stock. In addition, such delisting from the National Market and failure to obtain listing or quotation on such other market or exchange would subject the Company's securities to so-called "penny stock" rules that impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal from the National Market and failure to obtain listing or quotation on another market or exchange could affect the ability or willingness of broker-dealers to sell and/or make a market in the common stock and the ability of purchasers of the common stock to sell their securities in the secondary market. In addition, if the market price of the common stock falls to below $5.00 per share, the Company may become subject to certain penny stock rules even if still quoted on the National Market. While such penny stock rules should not affect the quotation of the Company's common stock on the National Market, such rules may further limit the market liquidity of the common stock and the ability of investors to sell the common stock in the secondary market.

No Anticipated Dividends

     The Company has not previously paid any dividends on its common stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business.

Effect of Antitakeover Provisions

     Certain provisions of the Company's Restated Articles of Incorporation and Restated Bylaws and the laws of the State of Washington could have the effect of making it more difficult for a third party to acquire the Company. In addition, the Company is authorized to issue preferred stock, without shareholder approval, with rights senior to those of the common stock and to impose various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions.

     These factors could limit the price that certain investors might be willing to pay in the future for shares of common stock.

Limitations on Liability and Indemnification Matters

     As permitted by the Washington Business Corporation Act, the Company has included in its Restated Articles of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its directors under certain circumstances, including those in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1998.

                                                                  September 30,
                                                                     1998 (1)
                                                                  -------------

Long-term portion of capital leases ..............................$    610,999
Shareholders' equity:
    Preferred Stock, $.01 par value: 5,000,000 shares
      authorized; issued and outstanding, 3,282 shares
      of Series A Convertible and 6,000 shares of Series
      B Convertible...............................................   8,784,990
    Common Stock, $.01 par value:
      25,000,000 shares authorized; issued and outstanding,
      13,185,775 shares...........................................  64,590,707
    Preferred Stock dividend distributable........................     116,025
    Accumulated deficit .......................................... (58,789,109)
                                                                  ------------
       Total shareholders' equity ................................  14,702,613
                                                                  ------------
            Total capitalization .................................$ 15,313,612
                                                                  ============

--------------

(1) Does not include (i) 2,639,229 shares issuable upon exercise of outstanding stock options as of September 30, 1998 and (ii) 1,032,600 shares of common stock currently issuable upon exercise of certain privately placed warrants.

                              SELLING SHAREHOLDERS

     On September 30, 1998, each of the Selling Shareholders acquired 300,000 shares of common stock (the "Initial Shares") and warrants (the "Warrants") to purchase 60,504 shares of common stock (the "September Private Placement"). Pursuant to the subscription agreement, the Company will be required to issue Adjustment Shares to the Selling Shareholders if the "Adjustment Price" of the Company's common stock (which is defined as the average of the closing bid prices for the immediately preceding fifteen trading days) on February 22, 1999 (or such later date when the Registration Statement of which this Prospectus is a part is declared effective), is less than $12.00. The Company will issue to each Selling Shareholder the number of Adjustment Shares, if any, equal to (i) the product of (x) the quotient obtained by dividing $12.00 by the Adjustment Price and (y) the number of Initial Shares held by each Selling Shareholder on such date, less (ii) such number of Initial Shares held by the Selling Shareholder on such date. Additional Adjustment Shares will be required to be issued every three months thereafter through September 30, 2001, based on a similar formula if the Adjustment Price at the end of any such three month period is lower than any previous Adjustment Price. The Adjustment Price is subject to reduction under certain conditions primarily involving failure by the Company to keep the Registration Statement of which this Prospectus forms a part available for use for resales of the shares offered hereby. The Company may be required to repurchase the Initial Shares, the Adjustment Shares and the shares issued upon exercise of the Warrants under certain conditions, including a default by the Company of its obligations under the subscription agreement, the continued unavailability of the Registration Statement, and the absence of reported prices for the Common Stock on the Nasdaq National Market or the Nasdaq SmallCap Market; provided that the Company may elect not to repurchase such shares if the circumstances triggering the repurchase obligation is not solely within the control of the Company.

     The Warrants are exercisable at $10.04 per share, which exercise price also is subject to adjustment in certain circumstances. The Warrants contain provisions which permit "cashless exercises" pursuant to which the holders may surrender to the Company a number of underlying shares of common stock having a market value equal to the aggregate exercise price of the Warrants being exercised, reducing the total number of shares to be issued by the Company upon exercise.

     The following table sets forth certain information regarding the beneficial ownership of the common stock by the Selling Shareholders and as adjusted to give effect to the sale of the shares offered hereby:

                           Shares Beneficially                                  Beneficial  Ownership
                             Owned Prior to        Shares Being                   After Offering (3)
Selling Shareholder            Offering (1)         Offered (2)     Shares             Percent
-------------------        -------------------     ------------     ------      ---------------------
Advantage Fund II Ltd.        1,089,288(4)            526,397        - 0 -               n/a

Koch Industries, Inc.           360,504               526,397        - 0 -               n/a

--------------

(1) The number of shares of common stock shown as beneficially owned by the Selling Shareholders represents (i) the number of shares issued in the September
Private Placement; (ii) the number of shares issuable upon exercise of the Warrants; (iii) the number of shares issuable upon conversion of shares of Series A Convertible Preferred Stock ("Series A Stock") and Series B Convertible
Preferred Stock ("Series B Stock") issued by the Company to Advantage in
December 1997 and June 1998, respectively, that were outstanding as of November
15, 1998 using an assumed conversion price of $7.8125 based on the conversion provisions of the respective Statements of Rights and Preferences of the Series
A Stock and Series B Stock (which price is subject to fluctuation from time to time based on changes in the market price of the common stock) and excluding accrued dividends; (iv) the number of shares issuable upon the exercise of common stock purchase warrants issued by the Company to Advantage in December
1997 and June 1998 that were

                                      -13-

outstanding as of November 15, 1998; and (v) other shares of common stock. Koch does not own any shares of common stock or any securities convertible into or exercisable for shares of common stock other than the securities acquired in the September Private Placement.

Pursuant to the terms of the respective Statements of Rights and Preferences of the Series A Stock and of the Series B Stock, and of the common stock purchase warrants issued by the Company to Advantage in December 1997 and June 1998, the Series A Stock and the Series B Stock are convertible by each holder thereof and dividends thereon are payable in common stock, and such warrants are exercisable for common stock, only to the extent that the number of shares of common stock then beneficially owned by such holder and its related persons (not including shares underlying unconverted shares of Series A Stock and Series B Stock and unexercised warrants), as determined in accordance with Sections 13(d) and 16 of the Exchange Act, would not exceed 4.9% of the then outstanding shares of the Company's common stock. Accordingly, the number of shares of common stock set forth for Advantage may exceed the actual number of shares of common stock that Advantage could own beneficially at any given time through its ownership of the Series A Stock, the Series B Stock and warrants. The number of shares shown as beneficially owned by the Selling Shareholders assume that the Selling
Shareholders will exercise all warrants for cash. If the Selling Shareholders use the cashless exercise alternative, the actual number of shares of common stock issued will be fewer, depending on the market value of the underlying shares of common stock immediately prior to exercise.

(2) Represents (i) the number of shares of common stock sold to the Selling
Shareholders in the September Private Placement, (ii) the number of shares of common stock issuable upon exercise of the Warrants issued to the Selling
Shareholders in the September Private Placement, and (iii) the initial number of shares of common stock that the Company has agreed to register representing the Adjustment Shares issuable to the Selling Shareholders. The actual number of shares of common stock issuable as Adjustment Shares is subject to adjustment depending upon factors that cannot be predicted currently by the Company, including, among others, the future market prices of the common stock. Excludes
420,000 shares of common stock that the Company has registered in the Registration Statement of which this Prospectus is a part to cover potential future issuances of Adjustment Shares.

(3) Assumes sale of (i) all of the shares of common stock issuable upon conversion of the Series A Stock and upon exercise of warrants that were registered pursuant to and included in that certain Registration Statement on Form S-3 (Registration No. 333-44137), (ii) all of the shares of common stock issuable upon conversion of the Series B Stock and upon exercise of warrants that were registered pursuant to and included in that certain Registration
Statement on Form S-3 (Registration No. 333-60167), and (iii) all of the shares being offered hereby.

(4) As of November 15, 1998, Advantage held 1,515 shares of Series A Stock convertible into 193,920 shares of common stock as of such date, 3,000 shares of Series B Stock convertible into 384,000 shares of common stock as of such date, 313,364 shares of common stock, and warrants (including the Warrants) exercisable for 198,004 shares of common stock.

     The Selling Shareholders and their respective officers and directors have not held any positions or office or had any other material relationship with the Company or any of its affiliates within the past three years.

     In recognition of the fact that the Selling Shareholders may wish to be legally permitted to sell their shares when they deem appropriate, the Company agreed with the Selling Shareholders to file with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the shares, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the shares are no longer required to be registered for the sale thereof by the Selling Shareholders.

                              PLAN OF DISTRIBUTION

     The shares offered hereby by the Selling Shareholders may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the National Market), in privately negotiated transactions, through the writing of options on the shares, or otherwise at market prices then prevailing or at prices related to the then-current market price, at fixed prices that may be changed, or at negotiated prices. The shares may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the Selling Shareholders and purchasers. In addition, the Selling Shareholders may, from time to time, sell short the common stock, and in such instances, this Prospectus may be delivered in connection with such short sale and the shares offered hereby may be used to cover such short sale.

     Transactions involving brokers or dealers may include, without limitation,
(a) ordinary brokerage transactions, (b) transactions in which the broker or dealer solicits purchasers, (c) block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, and (d) purchases by a broker or dealer as a principal and resale by such broker or dealer for its account. In effecting sales, brokers and dealers engaged by the Selling Shareholders or the purchasers of the shares may arrange for other brokers or dealers to participate. Such brokers or dealers may receive discounts, concessions or commissions from the Selling Shareholders, the purchasers of the shares for whom such broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). The Selling Shareholders and such brokers and dealers who act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     Including and without limiting the foregoing, in connection with distributions of the common stock, the Selling Shareholders may enter into hedging transactions with brokers or dealers and the brokers or dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders also may enter into option or other transactions with brokers or dealers that involve the delivery of the common stock to the brokers or dealers, who may then resell or otherwise transfer such common stock. The Selling Shareholders also may loan or pledge the common stock to a broker or dealer and the broker or dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

     The Company is bearing all costs relating to the registration of the shares. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares will be borne by the Selling Shareholders, the purchasers participating in such transaction, or both. None of the proceeds from the sale of the shares by the Selling Shareholders will be received by the Company. The Company and the Selling Shareholders each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the Registration Statement of which this Prospectus forms a part.

     Any shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under such Rule rather pursuant to this Prospectus.

                                     EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997, incorporated by reference into this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports with respect thereto. Such financial statements have been so incorporated in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, the Company's directors will not be liable for monetary damages to the Company or its shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. The Company's Restated Bylaws provide that the Company will indemnify its directors and, by action of the Board of Directors, may indemnify its officers, employees and other agents of the Company to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors. See "Risk Factors - Limitations on Liability and Indemnification Matters."

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC and Nasdaq listing fees):

          SEC Registration fee................................  $   3,160

          Nasdaq listing fee..................................  $  17,500

          Legal fees..........................................  $  15,000

          Accountant's Fees...................................  $   1,000

          Printing Fees.......................................  $     500

          Miscellaneous.......................................  $     768
                                                                ---------

          Total...............................................  $  38,000


Item 15. Indemnification of Officers and Directors.

     Article XII of the Company's Restated Articles of Incorporation and Section 11 of the Company's Restated Bylaws require indemnification of directors, officers, employees and agents of the Company to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). Sections 23B.08.500 through 23B.08.000 of the Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act.

     Section 23B.08.320 of the Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article XI of the Company's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders.

Item 16. Exhibits.

     3.1  Restated Articles of Incorporation of the Company (1)

     3.2  Restated Bylaws of the Company (1)

     4.1 Subscription Agreement, dated as of September 30, 1998, by and between the Registrant and each of Advantage Fund II Ltd. and Koch Industries, Inc. (2)

     4.2 Registration Rights Agreement, dated as of September 30, 1998, by and between the Registrant and Advantage Fund II Ltd.

     4.3 Registration Rights Agreement, dated as of September 30, 1998, by and between the Registrant and Koch Industries, Inc.

     4.4 Form of Warrant Issued by the Company to Advantage Fund II Ltd. and to Koch Industries, Inc.

     4.5 Amendment to Subscription Agreement, dated as of September 30, 1998, by and between the Registrant and each of Advantage Fund II Ltd. and Koch Industries, Inc. (2)

     5    Opinion on Legality

     23   Consent of Deloitte & Touche LLP

     24   Power of Attorney (included on signature page hereof)

--------------

(1) Incorporated by reference to Amendment No. 3 to the Company's Registration Statement on Form SB-2, Registration No. 33-95460-LA, filed with the Commission on September 22, 1995

(2) Incorporated by reference to the Company's Form 10-Q for the Quarterly Period Ended September 30, 1998.


Item 17. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any additional or changed material information with respect to the plan of distribution;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on November 24, 1998.

                                       TERA COMPUTER COMPANY


                                       By: /s/
                                           -------------------------------------
                                           James E. Rottsolk
                                           Chief Executive Officer

     KNOW ALL BY THESE PRESENTS that each person whose signature appears below hereby authorizes and appoints Burton J. Smith and James E. Rottsolk, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 24th day of November, 1998:

Signature and Title
-------------------


/s/ BURTON J. SMITH                    /s/ DANIEL J. EVANS
----------------------------------     ----------------------------------
Burton J. Smith                        Daniel J. Evans, Director
Chairman of the Board of Directors


/s/ JAMES E. ROTTSOLK                  /s/ KENNETH W. KENNEDY
----------------------------------     ----------------------------------
James E. Rottsolk                      Kenneth W. Kennedy, Director
Chief Executive Officer and Director


/s/ KENNETH W. JOHNSON                 /s/ JOHN W. TITCOMB, JR.
----------------------------------     ----------------------------------
Kenneth W. Johnson                     John W. Titcomb, Jr., Director
Chief Financial Officer


/s/ DAVID N. CUTLER
----------------------------------
David N. Cutler, Director